Exhibit 99.1

Innovative Solutions & Support, Inc.
Appoints Shahram Askarpour as
Chief Executive Officer

EXTON, Pa.--(January 14, 2022)--Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announces that the Board of Directors has appointed Dr. Shahram Askarpour, the Company’s President, to the role of Chief Executive Officer. Dr. Askarpour’s appointment follows yesterday’s announcement of the untimely passing of former IS&S Chairman and CEO Geoffrey S. M. Hedrick.

Dr. Askarpour commented: “We are deeply saddened by the sudden loss of Geoff Hedrick, who has been a friend and colleague of mine for more than 15 years. Since founding IS&S in 1988, Geoff built up a strong and reliable management team to solidify our company for the future.”

Shahram Askarpour joined IS&S in 2003 as Vice President of Engineering. In March 2012 he was promoted to President. Since 2003, he has been a key contributor to the company’s leadership, strategy and technology.  Dr. Askarpour has more than 40 years of aerospace industry experience in increasingly responsible technical and managerial positions. Prior to joining IS&S, he was employed by Smiths Aerospace (a division of Smiths Group PLC), Instrumentation Technology and Marconi Avionics. He holds a number of key patents in the aviation field. Dr. Askarpour was awarded an undergraduate degree in Electrical Engineering from Middlesex University in the United Kingdom, a post graduate Certificate in Systems Engineering and a PhD in Automatic Control from Brunel University London. He was an Associate Research Fellow for three years at Brunel and has published numerous papers in leading international peer reviewed journals. He has also completed management courses at Carnegie Mellon University and finance courses at the Wharton School.

Press Contact:

Jason Zywalewski

+1 610.646.9800 x 609

jzywalewski@innovative-ss.com

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS), Auto-Throttle Systems and advanced GPS receivers for precision low carbon footprint navigation.

This release may contain certain statements of a forward-looking nature relating to future events. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors such as those discussed in filings made by the Company with the SEC, and readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.